OTC AMERICA, INC.

                                 600 17th Street
                                 Suite 950 South
                              Denver, CO 80202-5402
                                Tel: 303.260.6482
                                Fax: 303.260.6486

                                01-February-2000

NGP HOLDINGS LTD.
600 17th Street
Suite 950 South
Denver, CO  80202

Attn.:   Officers, Directors and Shareholders

         Re:      Purchase of Outstanding Capital Stock

Gentlemen:

         This "Letter of Intent" constitutes our formal offer to purchase all of the outstanding capital stock of NGP HOLDINGS LTD. For purposes of this letter, I will refer to NGP HOLDINGS LTD. as the "Company;" and to the holders of the outstanding shares of the Company's capital stock as the "Selling Shareholders." I will refer to OTC AMERICA, INC. as the "Buyer."

1        Purchase and Sale

                  Upon "Closing" as defined below, the Selling Shareholders shall sell and the Buyer shall purchase, free and clear of all liens and encumbrances, all (i.e., 100%) of the outstanding capital stock of the Company (collectively, the "Acquired Shares").

2        Consideration (Purchase Price)

                  In consideration of the sale of the Acquired Shares, upon Closing, the Buyer shall issue to the Selling Shareholders, free and clear of all liens and encumbrances, in accordance with their pro rata interests in the Acquired Shares, 350,000 shares of the authorized (but previously un-issued) Common Stock of the Buyer the value of which shall be determined by reference to the "Bid Price" of the publicly traded Common Stock of the Buyer at the close of the NASDAQ market on 17 February 2000 (collectively, the "Registered Shares"). The Registered Shares shall be issued in the form of "restricted stock" as that term is defined in Rule 144 promulgated pursuant to the Securities Act of 1933 (the "Securities Act), which shares the Buyer will register with the U.S. Securities and Exchange Commission (the "Commission") as set forth below.

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NGP HOLDINGS LTD.
01 February 2000
Page 2
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3        Buyer's Registration Obligation

                  The Buyer shall file with the Commission, no later than ninety
(90) days following Closing, a registration statement under the Securities Act (the "Registration Statement") registering the Registered Shares for resale. The Buyer shall use its reasonable best efforts to cause the Registration Statement to be declared effective as soon as possible after it is filed. The Buyer shall provide the Selling Shareholders written notice when the Registered Shares may be sold pursuant to the Registration Statement within ten (10) business days following the effective date of the Registration Statement. The Buyer shall maintain the effectiveness of the Registration for a minimum of one (1) year following the effective date of the Registration Statement. The Selling Shareholders acknowledge and agree that the Buyer's obligation to register the Registered Shares for resale pursuant to this paragraph is a "one-time only" obligation, and thereafter their right to resell the Registered Shares will be subject to Rule 144 promulgated pursuant to the Securities Act.

4        Conduct of Business before Closing

                  Upon the Company's and the Selling Shareholders' acceptance of this Letter of Intent through Closing or the abandonment or cancellation of the subject transaction, the Company and the Selling Shareholders will operate the Internet Service Provider ("ISP") business of the Company, which is currently conducted under the trade name A-Znet.com!, in all respects in the ordinary course and using their best efforts to retain the subscriber accounts and the Company's "goodwill" which is essential consideration to the Buyer's desire to purchase the Acquired Shares.

5        Conditions Precedent/Contingencies

                  The Buyer's obligation to consummate the subject transaction will be contingent upon its determination, during "due diligence," that the Financial Statements of the Company previously or to be subsequently provided by the Company to the Buyer, are true and correct in all material respects, and that neither the Company nor the Selling Shareholders have misrepresented in or omitted from this information any material fact that would make the Financial Statements misleading or that otherwise could affect the Buyer's decision to consummate the subject transaction. If the Buyer determines during "due diligence" that such Financial Statements are not true and correct in all material respects, or that the Company or the Selling Shareholders have misrepresented or failed to disclose any such material fact, the Buyer will have the option to abandon or cancel the subject transaction.

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NGP HOLDINGS LTD.
01 February 2000
Page 3
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6        Due Diligence

                  Upon the Company's and the Selling Shareholders' acceptance of this Letter of Intent, the Company and the Selling Shareholders will permit the Buyer and its designated representatives complete and unrestricted access to all records and physical plant relating to the Company and its ISP business. Subject to appropriate confidentiality restrictions, the Company will make copies of any such records for the use and benefit of the Buyer and its representatives.

7        Formal Agreement(s); Closing

7.1 Upon the Company's and the Selling Shareholders' acceptance of this Letter of Intent, the Buyer will cause its legal counsel to prepare a formal "Stock Purchase Agreement," and such other documents or agreements as are customary and appropriate for transactions of the subject nature (collectively, the "Formal Agreement(s)"). The Formal Agreement(s) will be delivered to the Company and the Selling Shareholders on before 18 February 2000. The Formal Agreement(s) will include such representations and warranties of the Company, the Selling Shareholders and the Buyer, and such covenants with respect to the conduct of the Company's businesses between the date of acceptance and Closing, as customary for transactions of the subject nature. A breach of any such representation, warranty or covenant will give the non-breaching party the option to abandon or cancel the transactions contemplated by this Letter of Intent and/or the Formal Agreement(s).

7.2 The parties agree to use their best efforts to negotiate and execute the Formal Agreement(s) on or before 25 February 2000, and to cause the consummation (i.e., "Closing") of the transactions contemplated by them and/or this Letter of Intent to occur, if at all, on or before 29 February 2000. Except as otherwise subsequently provided by the Formal Agreement(s), each party will bear its own costs, including attorney's fees. Taxes and other apportionable items, will be borne or apportioned as is customary, and, as applicable, adjusted as of the date of Closing.

8        Lock-Up; Exclusivity

                  The Company's and the Selling Shareholders' acceptance of this Letter of Intent will constitute their agreement to conduct unilateral and exclusive negotiations with the Buyer with respect to the transactions contemplated by this Letter of Intent and/or the Formal Agreement(s) during the period beginning upon the date of their acceptance of this Letter of Intent and ending 29 February 2000, unless the Company, the Selling Shareholders and the Buyer mutually agree to abandon or cancel the subject transactions. Without in any way limiting the foregoing, during such period neither the Company nor the Selling Shareholders will entertain or accept offers from or negotiate with any other prospective purchaser of the Company, its stock or its assets. The Company and the Selling Shareholders acknowledge that the Buyer is relying on this covenant by spending time, effort and energy, including money, to prepare the Formal Agreement(s), conduct "due diligence" and enter into further negotiations.

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NGP HOLDINGS LTD.
01 February 2000
Page 4
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9        Publicity/Public Announcement

                  No press release or public announcement of any kind (including to any customer, supplier/vendor or employee of the Company) will be made regarding this Letter of Intent or the transactions contemplated by it and/or the Formal Agreement(s) without the express written consent of the Company, the Selling Shareholders and the Buyer, except that the Buyer may announce that it has entered into a Letter of Intent to acquire the Company upon undisclosed terms and conditions.

10       Broker of Finder's Fees

                  The Buyer has not engaged or dealt with any broker, finder or other person who could be entitled to any brokerage fee or commission with respect to the transactions contemplated by this Letter of Intent and/or the Formal Agreement(s). If the Company or the Selling Shareholders or any one of them has engaged or dealt with any broker, finder or other person who could be entitled to any brokerage fee or commission with respect to the subject transactions, the Selling Shareholders will be solely responsible for the payment of any fee or commission earned or otherwise payable.

11       Time Limitation

                  This Letter of Intent, if not accepted earlier by the Company and the Selling Shareholders, will expire at 5:01 p.m. MT, Wednesday, 16 February 2000.

NGP HOLDINGS LTD.
01 February 2000
Page 5
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         If the foregoing is  acceptable,  please  execute and return one of the two counterparts of this Letter of Intent that I have provided you. Once accepted by you, this Letter of Intent will constitute our binding agreement (a) to prepare and negotiate the terms and conditions of the Formal Agreement(s) in good faith on or before 25 February 2000; (b) to deal exclusively with each other in connection with the subject transactions as provided by paragraph 8; and (c) to adhere to the covenants regarding the conduct of the Business, "due diligence," publicity and such other obligations as provided by paragraphs 4, 0, 7, 9 and 10. Otherwise, this Letter of Intent will have no legal effect, and if we are unable to successfully conclude our negotiations and enter into the Formal Agreement(s) by 29 February 2000, each of us will be forever released and discharged from our obligations under this Letter of Intent without further liability.

                                                      Very truly yours,

                                                      OTC AMERICA, INC.



                                                      By:/s/Randy L. Phillips
                                                         --------------------
                                                         Randy L. Phillips
                                                         President

RLP&RTB/r

READ, AGREED AND ACCEPTED
AS OF THE DATE SET FORTH ABOVE:

NGP HOLDINGS LTD.


      /s/Robert W. Dixon
-----------------------------------------
         Robert W. Dixon
         Individually as a Selling Shareholder and as President of the Company

NGP HOLDINGS LTD.
01 February 2000
Page 6
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COLORADO EMERGENCY MEDICAL SERVICES FOUNDATION


      /s/Robert W. Dixon
----------------------------------------------
         Robert W. Dixon
         As Director of the Foundation


      /s/David Dixon
----------------------------------------------
         David Dixon
         Individually as a Selling Shareholder